United States securities and exchange commission logo





                     January 26, 2023

       Kaihong Lin
       Chief Financial Officer
       Fortune Valley Treasures, Inc.
       13th Floor, Building B1, Wisdom Plaza
       Qiaoxiang Road, Nanshan District
       Shenzhen, Guangdong, China 518000

                                                        Re: Fortune Valley
Treasures, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 26,
2021
                                                            File No. 0-55555

       Dear Kaihong Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services